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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Weintraub                               B.              Leigh
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     (Last)                          (First)              (Middle)
1600 West Merit Parkway
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                                    (Street)
South Jordan                            UT              84095
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
Merit Medical Systems, Inc.     MMSI
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year
September 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]   Director                                [ ]    10% Owner
     [X]   Officer (give title below)              [ ]   Other (specify below)
                        Vice President-Operations
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

--------------------------------------------------------------------------------

                                       1

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                                        6. Owner-
                                                                                                            ship
                                                                                    5. Amount of            Form:     7. Nature of
                                                                                       Securities           Direct        Indirect
1. Title of     2.  Transaction   3.  Transaction    4. Securities Acquired (A)        Beneficially        (D)or         Beneficial
  Security            Date              Code            or  Disposed of (D)            Owned at End       Indirect (I)    Ownership
  (Instr. 3)        T(mm/dd/yy)       (Instr. 8)        (Instr. 3, 4 and 5)         (Instr. 3 and 4)       (Instr.4)      (Instr.4)
                                     Code       V    Amount   (A)or(D)     Price
===================================================================================================================================
COMMON STOCK
NO PAR VALUE         09/18/02         M              3,125       A         $ 3.72
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
NO PAR VALUE         09/18/02                        3,125       D         $18,25
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
NO PAR VALUE                                                                             1,305
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                                          By Employee
NO PAR VALUE                                                                             2,568                 D     stock purchase
                                                                                                                           (2)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                                                          By 401 (k)
NO PAR VALUE                                                                             3,500                        plan (1)
-----------------------------------------------------------------------------------------------------------------------------------
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
                 2.                                                                                        Deriv-   of
                 Conver-                       5.                             7.                           ative    Deriv-   11.
                 sion                          Number of                      Title and Amount             Secur-   ative    Nature
                 or                            Derivative     6.              of Underlying        8.      ities    Secur-   of
                 Exer-                         Securities     Date            Securities           Price   Bene-    ity:     In-
                 cise      3.                  Acquired (A)   Exercisable and (Instr. 3 and 4)     of      ficially Direct   direct
                 Price     Trans-    4.        or Disposed    Expiration Date                      Deriv-  Owned    (D) or   Bene-
1.               of        action    Trans-    of (D)         (Month/Day/Year)          Amount     ative   at End   In-      ficial
Title of         Deriv-    Date      action    (Instr. 3,                               or         Secur-  of       direct   Owner
Derivative       ative     (Month/   Code      4 and 5)       Date     Expira-          Number     ity     Year     (I)      -ship
Security         Secur-    Day/      (Instr.8)                Exer-    tion             of         (Instr.(Instr.   (Instr. (Instr.
(Instr. 3)       ity       Year)    Code    V  (A)   (D)      cisable  Date    Title    Shares     5)      4)       4)       4)
===================================================================================================================================
Non-qualified    $13.5280   N/A                             l2/08/02  12/08/11 Common                      25,000   D
stock-option                                                (3)                Stock
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $3.68   N/A                            02/12/02  12/12/11 Common                      28,455   D
stock-option                                                (7)                Stock
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified     $4.1997    N/A                            04/23/00  10/23/04 Common                       5,470   D
stock-option                                                (6)                Stock
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $3.68    N/A                            09/30/99  03/31/04 Common                       6,250   D
stock-option                                                (5)                Stock
(Right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified       $3.72    N/A        M           3,125   06/18/98  02/18/02 Common                      0        D
 stock-option                                               (4)                Stock
(Right to buy)
===================================================================================================================================


/s/ B. Leigh Weintraub                            September 19, 2002
-----------------------------------              -------------------
    **Signature of Reporting Person                 Date

Explanation of Responses:
1. Represent plan holdings as of 12/21/01 based upon most recent plan statement timely distributed
2.  Purchase of 2,054 Shares from the Employee Stock Puchase Plan
3.  Become exercisable in equal annual installments of 20% commencing 12/08/02
4.  Become exersisable in equal annual installments of 20% commencing 06/18/98
5.  Become exercisable in equal annual installments of 20% commencing 09/30/99
6.  Become exercisable in equal annual installments of 20% commencing 04/23/00
7.  Become exercisable in equal annual installments of 20% commencing 02/12/02

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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